Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS AGREEMENT is made effective this 31st day of March 2004.

BETWEEN:

FRASER RIVER METALS DEPOT INC., a company incorporated pursuant to the laws of British Columbia with an office located at 802-738 Broughton Street, Vancouver, BC V6G-3A7;

OF THE FIRST PART

AND:

BROWNSVILLE COMPANY, a company incorporated pursuant to the laws of Nevada with an office located at 23227 Dogwood Avenue, Maple Ridge, BC, V2X-4S4;

(the "Purchaser")

OF THE SECOND PART

WHEREAS:

A.   The Vendor is the owner of a 100% interest in a recreation vehicle park and marina convenience store, including, without limitation, the assets described in Schedule "A" hereto (collectively, "the Assets");

B.   The Vender has agreed to sell and the Purchaser has agreed to purchase the Assets upon the following terms and conditions; and

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and mutual agreement and covenants herein contained, the parties hereby covenant and agree as follows:

1.     VENDER'S REPRESENTATIONS

The Vender represents and warrants to the Purchaser now and at the Closing Date that:

(a)   the Vendor is a company duly incorporated pursuant to the laws of British Columbia and is duly organized, validly exists and is in good standing under the laws of British Columbia;

(b)   the Vender has good and sufficient right and authority to enter into this Agreement on the terms and conditions herein set forth and to transfer the legal title and beneficial ownership of the Assets to the Purchaser;

(c)   the performance of this Agreement will not be in violation of the Memorandum, Articles, Bylaws or other constating documents of the Company or any of Agreement to which the Vendor or its sole shareholder is a party and will not give any person or company any right to terminate or cancel any agreements or any right enjoyed by the Vender and will not result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever in favour of a third party upon or against the Assets;

(d)   the Company has good and marketable title to the Assets, all of which are free and clear of all liens, charges and encumbrances, and all of which Assets are in the possession of or under the control of the Vender;

(e)   there has been no act of God, damage, destruction, loss, labour disruption or trouble, or other event (whether or not covered by insurance) materially and adversely affecting any of the Assets or the organization, operations, affairs, business, properties, prospects or financial conditions or position of the Vender's business operations;

(f)     the Vender hold, and shall transfer to the Purchaser at the Closing Date, all permits, licences, registrations and authorities necessary to own and operate the Asset and carry on its business;

(g)   the Assets constitute all of the rights, assets and properties that are usually and ordinarily used or held for use in connection with or otherwise related to the operation of the Vender's business;

(h)   the Vender has not, directly or indirectly, engages or entered into any transaction or incurred any liability or obligation which might materially and adversely affect any of the Assets or the organization, operations, affairs, business, properties, prospects or financial condition or position of the Vender's business;

(i)   there is no indebtedness of the Vender or the Shareholder to any person which might, by operation of law or otherwise, now or hereafter constitute or be capable of forming an encumbrance upon any of th Assets and there is no indebtedness of any kind whatsoever relating to the business in respect of which the Purchaser may become liable on or after the Closing Date;

(j)   the accounting records of the Vender fairly and correctly set out and disclose in all material respects, in accordance with generally accepted accounting principles, consistently applied, the financial position and condition of the Vender and all material financial transactions of the Vender relating to the business have been accurately recorded in its records;

(k)   no action, suit, judgement, investigation, inquiry, assessment, reassessment, litigation, determination or administrative or other proceeding or arbitration before or of any court, arbitrator or governmental authority is in process, or pending or threatened, against or relating to the Vender's business or any of the Assets and no state of facts exist which could constitute to basis therefor;

(l)   the Vender's business complies with all applicable laws, including all environmental, heath and safety statutes and regulations;

(m)   there is no written, verbal or implied agreements, option, understanding or commitment or any right or privilege capable of becoming any of the same, for the purchase from the Vender of its business or any of the Assets, other that purchase orders accepted by the Vender in the usual and ordinary course of the operation of its business;

(o)   none of the Assets is in any respect infringing the right of any person under or in respect of any patent, design, trade mark, trade name, copyright or other industrial or intellectual property; and

(p)   neither the Vender nor its sole shareholder has any information or knowledge of any fact relating to the Vender's business, the Assets or any indebtedness of the business or the transactions contemplated hereby which might reasonable be expected to affect, materially and adversely, any of the Assets or the organization, operations, affairs, properties, prospects or financial condition or position of the business.

2.   PURCHASER'S REPRESENTATIONS

The Purchaser represents and warrants to the Vender now and at closing that:

(a)   the Purchaser is a corporation duly incorporated, validly existed and in good standing under the laws of Nevada;

(b)   as of the dated of this Agreement, the Purchaser's authorized share capital consists of 75,000,000 shares if common stock with a par value of $0.001 per share;

(c)   10,500,000 shares of common stock are issued and outstanding as fully paid and non-assessable shares. There is no issued and outstanding shares of preferred stock. No other person has any written or verbal agreement or option, understanding or commitment or any right or privilege capable of becoming an agreement for the purchaser of securities in the capital of the Purchaser;

(d)   the Vend-In Shares (as defined below) will, upon issuance, be validly issued, nonassessable and free and clear of all liens, charges and encumbrances, other than trading restrictions imposed by applicable securities laws;

(e)   the Articles and Bylaws of the Purchaser permit its to carry on its present and intended businesses, including the business currently conducted by the Vender;

(f)   The corporate record and minute books of the Purchaser contain complete and accurate minutes of all meetings of the directors and shareholders of the Purchaser held since incorporation;

(g)   the Purchaser has no knowledge of any

(i)   actions, suits, investigations or proceedings against the Purchaser which are in progress, pending or threatened;

(ii)   outstanding judgements of any kind against the Purchaser; or

(iii)   occurrences or events which have, or might reasonable be expected t have, a material adverse effect on the Purchaser's intended business; and

(h)   There is no outstanding orders, judgements, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body involving the Purchaser. No suit, action or legal, administrative, arbitration or other proceeding or reasonable basis therefor, or, to the best of the Purchaser's knowledge, no investigation by any governmental agency, pertaining to the Purchaser or its assets is pending or has been threatened against the Purchaser which could adversely affect the financial condition or prospects of the Purchaser or the conduct of the business thereof or any of the Purchaser's assets or materially adversely affect the ability of the Purchaser to consummate the transaction contemplated by this Agreement.

3.     EFFECT OF REPRESENTATIONS

3.1     The representations and warranties of the Vender and the Purchaser (the "Parties") set out above form a part of this Agreement and are conditions upon which the Parties have relied in entering into this Agreement and shall survive the acquisition of the Assets by the Purchaser.

3.2     The Parties will indemnify and save each other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty. covenant, agreement or condition made by it and contained in this Agreement.

4.     PURCHASE AND SALE OF ASSETS

The Purchaser hereby agrees to purchase from the Vender and the Vender hereby agrees to sell to the Purchaser an undivided 100% right, title and interest in and to the Assets in consideration of the Purchaser and delivering to the Vender at Closing a certificate representing 250,000 shares of restricted common stock in its capital at a deemed price of $0.10 per share (the "Vend-In Shares").

5.     CLOSING

The sale and purchase of the Assets shall be closed at the office of the Vender at 10:00am on April 15, 2004 or on such other date or at such other place as may be agreed upon by the parties (the "Closing Date" or "Closing")

6.   ACTIONS BY THE PARTIES PENDING CLOSING

From and after the date hereof and until the Closing Date, the Vender and Purchaser covenant and agree that:

(a)   The Purchaser, and its authorized representatives, shall have full access during normal business hours to all documents of the Vender relating to the Assets and shall have full access to inspect the Assets, and the Venders shall furnish to the Purchaser or its authorized representatives all information with respect to the Assets as the Purchaser my reasonably request;

(b)   the Vender, and its authorized representatives, shall have full access during normal business hours to all documents relating to the Purchaser's affairs that the Vender may reasonable request; and

(c)   the Vender shall not enter into any contract or commitment to purchase or sell any interest in the Asset without the prior written consent of the Purchaser.

7.   CONDITIONS PRECEDENT TO THE VENDOR'S OBLIGATIONS

Each and every obligation of the Vendor to be preformed on the Closing Date shall be subject to the satisfaction by the Closing Date of the following conditions, unless waived in writing by the Vendor:

(a)   The representations and warranties made by the Purchaser in this Agreement shall be true and correct on and as of the Closing Date with the effect as though such representations and warranties had been made or given by the Closing Date; and

(b)   the Purchaser shall deliver to the Vendor:

(i)   a certificate representing 7,500,000 shares of restricted common stock (the "Share") in the capital stock of the Purchaser registered in the name of the Vendor; and

(ii)   a copy of resolutions of the Purchaser's Board of Directors authorizing the execution of this Agreement and the sale of the Assets to the Purchaser; and

(iii)   a copy of minutes of a meeting of the shareholders of the Vender approving the Vendor's sale of substantially its whole undertaking to the Purchaser upon the terms of this Agreement.

8.   FURTHER ASSURANCES

The parties hereto covenant and agree to do such further acts and execute and deliver all such further deeds and documents as shall be reasonable requires in order to fully perform and carry out the terms and intent of this Agreement.

9.   ENTIRE AGREEMENT

This Agreement constitutes the entire agreement to date between the parties hereto and supersedes every previous agreement, communication, expectation, negotiation, representation and understanding, whether oral or written, express or implied, statutory or otherwise, between the parties with respect to the subject of this Agreement.

10.   TIME OF ESSENCE

Time shall be of the essence of this Agreement.

11.   TITLES

The titles to the respective sections hereof shall not be deemed a part of this Agreement but shall be regarded as having been used for convenience only.

12.   SEVERABILITY

If any one or more of the provisions contained herein should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provisions shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

13.   APPLICABLE LAW

The situs of the Agreement is Surrey, British Columbia and for all purposes this Agreement will be governed exclusively by and construed and enforced in accordance with laws of prevailing in the Province of British Columbia.

14.   ENUREMENT

This Agreement shall ensure to the benefit of and be binding upon the parties hereto and their respective seccessors and permitted assigns.

IN WITNESS WHEREOF this Agreement has been executed as of the day and year first above written.

FRASER RIVER
METALS DEPOT	BROWNSVILLE INC.

per:	per:

_________________________	______________________________
Authorized Signatory	Authorized Signatory

SCHEDULE "A"

TO THAT CERTAIN AGREEMENT MADE AS OF MARCH 31, 2004
BETWEEN FRASER RIVER METALS DEPOT INC
AND BROWNSVILLE INC.

LIST OF ASSETS

Inventory, totaling in value $5,000.00
Wall shelving as mounted
One desk
One front counter
One cash register
One small fridge
One glass top freezer
One Coca Cola refreshment stand-up cooler
One signage "Open"
One telephone
One cigarette cabinet
One brochure rack
One safe mounted in floor
One notice board
Goodwill